Exhibit 99.1

Northern Oil and Gas, Inc. Announces a 79% Increase in 2018 Proved Reserves

•	Total proved reserves increased 79% to 135.5 million barrels of oil equivalent (“MMBoe”), 83% crude oil, with an associated PV-10 of $2.18 billion.

•	Total proved reserves increased 38% before giving credit for the acquisitions announced and closed in 2018.

•	Proved developed reserves increased 64% to 76.2 MMBoe, with an associated PV-10 of $1.52 billion.

•
Proved undeveloped reserves included 97.9 net drilling locations, reflecting an average of less than 20 net organic wells per year over the five year drill schedule limitation, compared to the approximately 31 net organic wells that Northern added to production during 2018.

MINNEAPOLIS, MINNESOTA - March 7, 2019 - Northern Oil and Gas, Inc. (NYSE American: NOG) today announced its total proved reserves at December 31, 2018 increased 79% to 135.5 million barrels of oil equivalent with an associated PV-10 value of $2.18 billion (see “Reconciliation of PV-10 to Standardized Measure” below). Reserves are calculated under SEC guidelines relating to both commodity price assumptions and a maximum five year drill schedule. Northern’s proved reserves are located entirely in the Williston Basin in North Dakota and Montana and do not include or reflect the value of Northern’s open crude oil hedge contracts listed below.

“This reserve report highlights the strength of Northern’s organic assets as proved reserves grew 38% before any contribution from 2018 acquisitions,” commented Northern’s Chief Executive Officer, Brandon Elliott. “Northern’s size allows our non-operated business model to actively manage and strategically deploy capital in the Williston Basin to seek the highest returns possible as the play evolves. These advantages allow Northern to increase its core drilling inventory and generate higher returns in a manner not necessarily available to an operated business model.”

Table 1: Proved Reserves and PV-10 at SEC Pricing (as of December 31, 2018)

	SEC Pricing(1)
	Reserve Volumes				PV-10(3)
Reserve Category	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)(2)%		Amount (In thousands)%
PDP Properties	55,426	73,266	67,637	50%	$1,310,931	60%
PDNP Properties	7,071	9,048	8,579	6%	206,113	10%
PUD Properties(4)	50,476	52,752	59,268	44%	663,184	30%
Total Proved	112,973	135,066	135,484	100%	$2,180,228	100%
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(1)
Based on average prices of $65.56 per barrel of oil and $3.10 per MMbtu of natural gas.  Under SEC guidelines, these prices represent the average prices at the beginning of each month in the 12-month period prior to the end of the reporting period.  The average resulting price used as of December 31, 2018, after adjustment to reflect applicable transportation and quality differentials, was $61.23 per barrel of oil and $4.50 per Mcf of natural gas.

(2)	Boe are computed based on a conversion ratio of one Boe for each barrel of oil and one Boe for every 6,000 cubic feet (i.e., 6 Mcf) of natural gas.

(3)
Pre-tax PV10%, or “PV-10,” may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP measure. See “Reconciliation of PV-10 to Standardized Measure” below.

(4)	SEC guidelines only allow for five years of total future drilling inventory.

Table 2: Changes in Proved Reserves

	Natural Gas (BCF)	Oil (MMBBLS)	MMBOE
Proved Developed and Undeveloped Reserves at December 31, 2017	78.1	62.8	75.8

Revisions of Previous Estimates	0.4	3.5	3.5
Extensions, Discoveries and Other Additions	28.4	28.5	33.3
Purchases of Minerals in Place	37.4	26.0	32.2
Production	(9.2)	(7.8)	(9.3)

Proved Developed and Undeveloped Reserves at December 31, 2018	135.1	113.0	135.5

Table 3: Proved Reserves and PV-10 at $55 Flat Price Deck (as of December 31, 2018)

To illustrate the effects of commodity price fluctuations on estimated reserve quantities and present values, Northern is also providing an alternative summary of proved reserves, calculated in accordance with SEC rules, with the exception of using constant prices of $55.00 per barrel for oil and $2.70 per MMbtu of natural Gas.

	$55 Flat Price Deck(1)
	Reserve Volumes				PV-10(3)
Reserve Category	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)(2)%		Amount (In thousands)%
PDP Properties	53,272	70,130	64,960	50%	$1,013,718	64%
PDNP Properties	6,957	8,906	8,441	7%	163,494	10%
PUD Properties(4)	47,774	49,531	56,029	43%	416,081	26%
Total Proved	108,003	128,567	129,430	100%	$1,593,293	100%
_______________

(1)
Based on average prices of $55.00 per barrel of oil and $2.70 per MMbtu of natural gas. The average resulting price used as of December 31, 2018, after adjustment to reflect applicable transportation and quality differentials, was $50.66 per barrel of oil and $3.92 per Mcf of natural gas.

(2)	Boe are computed based on a conversion ratio of one Boe for each barrel of oil and one Boe for every 6,000 cubic feet (i.e., 6 Mcf) of natural gas.

(3)
Pre-tax PV10%, or PV-10, may be considered a non-GAAP financial measure. See “Reconciliation of PV-10 to Standardized Measure” below for a reconciliation of the PV-10 of our SEC Pricing proved reserves to the Standardized Measure. GAAP does not prescribe a corresponding measure for PV-10 of proved reserves based on other than SEC prices. As a result, it is not practicable for us to reconcile the PV-10 of our proved reserves based on the $55 Flat Price Deck.

(4)	SEC guidelines only allow for five years of total future drilling inventory.

Crude Oil Hedges

Northern hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes Northern’s crude oil derivative and basis swap contracts scheduled to settle after December 31, 2018.

Crude Oil Derivative Swaps
Contract Period	Volume (Bbls)	Weighted Average Price (per Bbl)
2019:
1Q	1,775,700	$62.89
2Q	1,797,250	$63.09
3Q	1,758,480	$63.21
4Q	1,704,300	$63.63
2020:
1Q	1,642,550	$60.30
2Q	1,551,550	$59.24
3Q	1,430,600	$59.17
4Q	1,300,880	$58.37
2021:
1Q	1,019,700	$58.72
2Q	969,150	$59.63
3Q	345,000	$55.28
4Q	345,000	$55.28

Crude Oil Derivative Basis Swaps(1)
Contract Period	Volume (Bbls)	Weighted Average Price (per Bbl)
2019	3,741,000	(2.41)
___________

(1)	Basis swaps are settled using the TMX UHC 1a index, as published by NGX.

Reconciliation of PV-10 to Standardized Measure

PV-10 is derived from the Standardized Measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure for proved reserves calculated using SEC pricing.  PV-10 is a computation of the Standardized Measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the Standardized Measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent.  We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. Moreover, GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves or for reserves calculated using prices other than SEC prices. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure of discounted future net cash flows.  Our PV-10 measure and the Standardized Measure of discounted future net cash flows do not purport to represent the fair value of our oil and natural gas reserves.

The following table reconciles the pre-tax PV10% value of our SEC Pricing proved reserves as of December 31, 2018 to the Standardized Measure of discounted future net cash flows.

SEC Pricing Proved Reserves (in thousands)
Standardized Measure Reconciliation
Pre-Tax Present Value of Estimated Future Net Revenues (Pre-Tax PV10%)	$2,180,228
Future Income Taxes, Discounted at 10%	(300,197)
Standardized Measure of Discounted Future Net Cash Flows	$1,880,031

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, Northern’s ability to acquire additional development opportunities, changes in Northern’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise or access capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control. Northern does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Nicholas O’Grady
Chief Financial Officer
(952) 476-9800
ir@northernoil.com

Source: Northern Oil and Gas, Inc.